Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 21, 2024 of our reports dated February 22, 2024, with respect to the consolidated financial statements and schedule of Live Nation Entertainment, Inc. and the effectiveness of internal control over financial reporting of Live Nation Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California
August 23, 2024